RETENTION AGREEMENT
THIS RETENTION AGREEMENT (the “Agreement”) is made as of the 4th day of February, 2016 (the “Effective Date”), by and between Continental Casualty Company, an Illinois insurance company (the “Company”), and D. Craig Mense (“Executive”).
WITNESSETH:
WHEREAS, the Company wishes to retain Executive as Executive Vice President and Chief Financial Officer of the Company with senior management level responsibility in the capacity of Chief Financial Officer for the principal business units and subsidiaries of the Company, being hereinafter referred to as the “CNA insurance companies,” through the Target Date (as defined herein) and Executive agrees to remaining in such employment under the terms and conditions set forth hereinbelow.
NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereto agree as follows:
1.    Retention Bonus. If Executive is employed by the Company through November 19, 2018, or if he experiences a Qualifying Termination (defined herein) prior to such date, subject to Executive’s compliance with Sections 4 - 11 herein, the Company shall pay Executive a cash bonus in a single lump sum payment in an amount between $3.5 million and $4.0 million, with the exact amount within such range to be determined by the Compensation Committee of the Board of Directors of the Company in its sole discretion (the “Retention Bonus”), not more than 60 days following the earlier of November 19, 2018 or the date of the Qualifying Termination. The Retention Bonus shall only be payable if the foregoing conditions are met; however, neither such conditions nor the Retention Bonus itself shall impose upon the Company any obligation to retain Executive in his employ for any given period or upon any specific terms of employment.
If Executive’s employment with the Company terminates or is terminated for any reason other than a Qualifying Termination, Executive shall not be eligible for and shall forfeit any rights to the Retention Bonus.
1.1    Compensation and Benefits. During the term of Executive’s employment with the Company through the Target Date (or Executive's earlier termination of employment), Executive’s compensation shall not be lower than a (i) annual base salary of $825,000, (ii) target annual incentive cash compensation award of 200% of base salary, and (iii) target long-term incentive compensation award of 125% of base salary; it being understood that as to the actual payments to be made to Executive under foregoing clauses (ii) and (iii), the amounts thereof will be determined in the same manner applicable to the other senior executives of the Company, including with reference to Company performance in accordance with formulas approved by the Compensation Committee; but provided that consideration of Executive’s individual performance will only be used as a potential positive factor in determining, and may not be used to negatively adjust, the payment amount in clause (ii).
During the term of Executive’s employment with the Company through the Target Date (or Executive's earlier termination of employment), Executive shall remain eligible for medical, welfare and other benefits to the extent such medical, welfare and other benefits are provided to other senior executives of the Company from time to time.
1.2         Position. During the term of Executive’s employment with the Company through the Target Date (or Executive's earlier termination of employment), Executive shall continue to serve as the Company's Chief Financial Officer and shall have duties and responsibilities generally commensurate with those of the chief financial officer of a U.S. property-casualty insurance company; provided, however, that the foregoing shall not restrict the Chief Executive Officer of the Company (the “CEO”) from making reasonable changes to Executive's duties and responsibilities.
2.    Severance. If Executive experiences a Qualifying Termination prior to the Target Date, subject to Executive’s compliance with Sections 4 - 11 herein, the Company shall pay Executive cash severance equal to the sum of (i) the sum of (x) Executive’s then current annual base salary, from the date of termination of Executive’s employment through the Target Date, to be paid not less frequently than monthly installments, and (y) the annual cash incentive compensation awards that Executive would have received had Executive remained employed through the Target Date (prorated through the Target Date) based on the Company’s performance against the applicable performance goals during each applicable performance period, in each case, payable at the same time annual cash incentive compensation awards are paid to other employees of the Company, and (ii) the amount, if any, by which $2.5 million exceeds the amount paid under clause (i) above, payable on the due date of the last payment to be made under clause (i)(y) above (the sum of (i) and (ii) above being referred to as the “Severance”).
Nothing herein shall affect Executive’s or the Company’s rights or obligations with respect to any long-term incentive compensation awards held by or subsequently granted to Executive, which awards shall be governed by the Company’s applicable plan and award agreements. If Executive experiences a Qualifying Termination prior to the Target Date, subject to Executive’s compliance with Sections 4 - 11 herein, in addition to any amounts to which Executive is entitled as a result of such termination under the long-term incentive plans or award agreements in which he participates, did participate or would have participated through the Target Date, the Company shall pay Executive an additional amount equal to the difference between (x) the amount that would have been paid to him under such plans and award agreements had his employment terminated on the Target Date and (y) the amount which he is paid under such plans and award agreements as a result of his employment terminating on the date of the Qualifying Termination, it being understood that the necessity of any such payment will be determined in accordance with such plans and award agreements as if Executive’s employment terminated on the Target Date and, if applicable, payment will be made to Executive at the time or times that amounts would have been paid to Executive under such plans and award agreements had his employment terminated on the Target Date.
The Severance is in lieu of any other severance or similar benefits that would otherwise have been payable to Executive under any other plan or agreements of the Company.
If Executive’s employment is terminated after the Target Date for any reason other than by the Company for Cause (defined herein) or Executive’s voluntary resignation or retirement, Executive shall be entitled to severance commensurate with his status as an Executive Vice President of CNA Financial Corporation.

2.1    Qualifying Termination. A Qualifying Termination of Executive’s employment with the Company shall have occurred if either (i) the Company terminates Executive’s employment other than for Cause (defined herein) and other than on account of Disability (defined herein) or death, or (ii) Executive terminates his employment for Good Reason (defined herein).
2.2    Target Date. The Target Date, for purposes of this Agreement, shall be the earlier of November 19, 2018 or the second anniversary of the first date of employment of a Chief Executive Officer of the Company to directly succeed Thomas Motamed.
3.    Termination for Cause by the Company. For purposes of this Agreement, Cause shall mean that the Board of Directors, in good faith, has determined that Executive has engaged in or committed: (i) any act involving fraud, moral turpitude, unlawful conduct or breach of fiduciary duty or the conviction of, or pleading guilty or nolo contendere to, a felony; (ii) a substantial breach of any provision of this Agreement; (iii) willful or reckless material misconduct in the performance of Executive’s duties; or (iv) the habitual neglect of duties; provided however, that, for purposes of clause (iii) and (iv), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by Executive in good faith to have been in or not opposed to the interest of the Company (without any intent by Executive to gain, directly or indirectly, a profit to which he was not legally entitled) and provided that Executive is provided with thirty (30) days written notice of the Cause by the Company and an opportunity to cure, but only to the extent curable. Executive shall not be deemed to have been terminated for Cause unless and until the Board of Directors delivers him a copy of a written resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors that finds Executive has engaged in the conduct set forth above. If Executive agrees to resign from his employment with the Company in lieu of being terminated for Cause, he may be deemed to have been terminated for Cause for purposes of this Agreement. For purposes of this Agreement, “Termination without Cause by the Company” shall mean a termination of Executive’s employment by the Company for any reason not specifically described in the foregoing.
3.1    Termination by the Company for Disability. For purposes of this Agreement, “Disability” means a physical or mental condition of Executive which, as determined by the Board of Directors based on and consistent with available medical information, is expected to continue beyond 26 weeks and which renders Executive incapable of performing any substantial portion of his services, with reasonable accommodation compatible with the fulfillment of his duties. Any determination of whether Executive has a Disability shall be made by the Board of Directors based on sufficient medical evidence from a physician mutually selected by Executive and the Board of Directors for such purpose. Nothing in this Section 3.1 shall be construed to waive Executive’s rights, if any, under existing law, including the Family Medical Leave Act of 1993, 29 U.S.C. §2601 et. seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et. seq. (including his right to receive a reasonable accommodation compatible with the fulfillment of his duties).
3.2    Termination by Executive for Good Reason. For purposes of this Agreement, “Good Reason” means any one or more of the following conditions or events that occur without the prior written consent of Executive: (a) the reduction in Executive’s base salary, target annual incentive opportunity or target long-term incentive cash target compensation; (b) the material diminution of Executive’s authority, duties or responsibilities, in each case, as contemplated by Section 1.2 of this Agreement; (c) the material change in the geographic location at which Executive is required to perform services for the Company without Executive’s consent, other than any change related to the Company’s previously announced move of the Company’s headquarters in 2018; or (d) the requirement that Executive report to anyone other than the CEO. To qualify as a voluntary resignation with “Good Reason,” Executive shall provide the Company written notice of the existence of the condition or event described above within ninety (90) days of the initial existence of such condition or event, and the Company shall have thirty (30) days to remedy the condition or event measured from the date it receives Executive’s notice. If the condition or event that qualifies as Good Reason is not cured, Executive must resign within thirty (30) days following the end of the Company’s cure period to be deemed to have incurred a resignation with Good Reason.
4.    Release. Executive acknowledges that the retention and severance benefits set forth in Sections 1 and 2 hereof, respectively, provide significant additional benefits as compared to those available to the Company’s employees in general. As a condition precedent to receiving any payments or other benefits pursuant to either Section 1 or Section 2 of this Agreement, Executive agrees to sign a full and complete release substantially in the Company’s customary form as then in effect and consistent with and incorporating the relevant payment and restriction terms herein, releasing the Company, its subsidiaries and affiliates and their directors, officers and employees of any and all claims, both known and unknown as of the date of Executive’s termination of employment with the Company. In the absence of Executive’s executing such a release in a form satisfactory to the Company, the Company shall have no obligation to Executive to make any payments or provide any other benefits as provided in said Section 2 or otherwise upon termination of Executive’s employment by the Company.
5.    Confidentiality. Executive agrees that while he is employed by the Company, and at all times thereafter, Executive shall not reveal or utilize information, knowledge or data which is “confidential information” (defined herein) and learned during the course of or as a result of his employment which relates to: (a) the Company and/or any other business or entity in which the Company during the course of Executive’s employment has directly or indirectly held a greater than a 10% equity interest, whether voting or non-voting; and (b) the Company’s customers, employees, agents, brokers and vendors. Executive acknowledges that all such confidential information is commercially valuable and is the property of the Company. Upon the termination of his employment Executive shall return all confidential information and any copies thereof to the Company, whether it exists in written, electronic, computerized or other form.
5.1    “Confidential Information” Defined. For purposes of this Agreement, “confidential information” includes all information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property) not generally known outside the Company (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the business operations, performance and other information of the Company or other affiliated entities as described in Section 5 above. Such information may without limitation include information relating to data, finances, marketing, pricing, profit margins, underwriting, claims, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents and employees.
6.    Competition. Executive hereby agrees that, while he is employed by the Company, and for a period through the earlier of November 19, 2018 or 6 months following the date of his termination of employment with the Company for any reason, he will not, directly or indirectly, without the prior written approval of the CEO, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that at any relevant time is engaged in the business of property and casualty insurance and any other significant line of insurance in which the Company is involved at the time of Executive’s termination of employment in direct or indirect competition with the Company or any of its affiliates anywhere in the United States (a “Competitor”); provided, however, that such prohibited activity shall not include the ownership of less than 5% of the outstanding securities of any publicly-traded corporation (determined by vote or value) regardless of the business of such corporation. Upon the written request of Executive, the CEO will determine whether a business or other entity constitutes a “Competitor” for purposes of this Section 6; provided that the CEO may require Executive to provide such information as the CEO determines to be necessary to make such determination, and further provided that the current and continuing effectiveness of such determination may be conditioned on the accuracy of such information, and on such other factors as the CEO may determine. For avoidance of doubt, a Competitor shall include an entity involved in or servicing any line of business currently written or serviced by the Company or previously written or serviced by the Company.
7.    Solicitation. Executive agrees that while he is employed by the Company, and for a period of 12 months following his termination of employment with the Company for any reason, he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the then preceding one year period was, an employee of the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof, nor will he solicit or assist any other person or entity in soliciting for employment or consultation any person who is then, or who during the then preceding one year period was, an employee of the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof.
8.    Non-interference. Executive agrees that while he is employed by the Company, and for a period of 6 months following his termination of employment with the Company for any reason, he will not disturb, attempt to disturb, or cause any one else to disturb any business relationship or agreement between either the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof, and any other person or entity.
9.    Assistance with Claims. Executive agrees that, while he is employed by the Company, and for a reasonable period (not less than 60 months from the date of termination) thereafter, he will be available, on a reasonable basis, to assist the Company and its subsidiaries and affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened (“Claims”) that may be made or threatened by or against the Company or any of its subsidiaries or affiliates by meeting with representatives of the Company (including attorneys) and providing truthful and accurate information. Executive agrees, unless precluded by law, to promptly inform the Company if he is requested (i) to testify or otherwise become involved in connection with any Claim against the Company or any subsidiary or affiliate or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate or any of their actions, whether or not a lawsuit has been filed against the Company or any of its subsidiaries or affiliates relating thereto. The Company agrees to pay Executive for his time spent on such activities at an hourly rate equal to his Base Compensation as in effect on the date of his termination of employment divided by 2,000, and to reimburse Executive for any reasonable expenses incurred by Executive and reasonable attorney’s fees incurred by Executive in connection with obligations under this Section 9. Nothing in this Section 9 is intended or shall be construed to prevent Executive from cooperating fully with any governmental investigation or review as required by applicable law or regulation.
10.    Return of Materials. Executive shall, at any time upon the request of the Company, and in any event upon the termination of his employment with the Company for any reason, immediately return and surrender to the Company all property to the Company, including but not limited to originals and all copies, regardless of medium, of any property belonging to the Company created or obtained by Executive as a result of or in the course of or in connection with his employment with the Company, regardless of whether such materials constitute proprietary information, provided that Executive shall be under no obligation to return written materials acquired from third parties which are generally available to the public. Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company.
11.    Scope of Covenants.
(a)    Executive acknowledges that: (a) as a senior executive of the Company he has and will have access to confidential information concerning not only the business segments for which he may have been responsible (a non-exhaustive summary of which appears in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission), but the entire range of businesses in which the Company was engaged; (b) that the businesses segments for which he may have been responsible and the Company’s businesses are conducted nation-wide; and (c) that the Company’s confidential information, if disclosed or utilized without its authorization would irreparably harm the Company in: (i) obtaining renewals of existing customers; (ii) selling new business; (iii) maintaining and establishing existing and new relationships with employees, agents, brokers, vendors; and (iv) other ways arising out of the conduct of the businesses in which the Company and its affiliates are engaged.
(b)    To protect such information and such existing and prospective relationships, and for other significant business reasons, Executive agrees that it is reasonable and necessary that: (a) the scope of this agreement be nation-wide; (b) its breadth include those segments of the entire insurance industry in which the Companies conduct business; and (c) the duration of the restrictions upon Executive be as indicated therein.
(c)    Executive acknowledges that the Company’s customer, employee and business relationships are long-standing, near permanent and therefore are of critical value to the Company. Executive agrees that neither any of the provisions in this Agreement nor any enforcement of it by the Company alters or will alter his ability to earn a livelihood for himself and his family, and further that both said provisions and said enforcement are reasonably necessary to protect the Company’s legitimate business and property interests and relationships, especially those which he was responsible for developing or maintaining. Executive agrees that his actual or threatened breach of the covenants set forth in Sections 5 through 10 above would cause the Company irreparable harm and that the Company would be entitled to an injunction, in addition to whatever other remedies may be available, to restrain such actual or threatened breach. Executive agrees that if bond is required in order for the Company to obtain such relief, such bond need only be in a nominal amount and that he shall reimburse the Company for all costs of any such suit, including the Company’s reasonable attorneys’ fees. Executive consents to the filing of any such suit against him in any of the state or federal courts located in Illinois or any state in which Executive resides. He further agrees that in the event of such suit or any other action arising out of or relating to this Agreement, the parties shall be bound by and the court shall apply the internal laws of the State of Illinois, irrespective of rules regarding choice of law or conflicts of laws.
(d)    If he has not already done so, Executive agrees to be bound by and to execute the Company’s Confidentiality, Computer Responsibility and Professional Certification Agreement, a copy of which has been previously provided to Executive and is incorporated by reference herein.
(e)    For purposes of Sections 5 through 11 hereof, the “Company” shall include all subsidiaries and affiliates of the Company and CNA Financial Corporation, as well as the Company.
12.    Effect of Covenants. Nothing in Sections 5 through 11 shall be construed to limit or otherwise adversely affect any rights, remedies or options that the Company would possess in the absence of the provisions of such Sections. In addition, any other restrictive covenants applicable to Executive in any other agreement or arrangement remain in full force an effect.
13.    Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court or arbitrator so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this agreement enforceable.
14.    Severability. Each of the terms and provisions of this agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.
15.    Binding Agreement; Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, personal representatives and assigns. The Company shall have the right to assign this Agreement to any successor in interest to the business, or any majority part thereof, of the Company or any joint venture or partnership to which the Company is a joint venture partner or general partner which conducts substantially all of the Company’s business. Executive shall not assign any of his obligations or duties hereunder, and any such attempted assignment shall be null and void.
16.    Controlling Law; Jurisdiction. This Agreement shall be governed by, interpreted and construed according to the laws of the State of Illinois (without regard to choice of law or conflict of laws principles). The parties hereby irrevocably consent to jurisdiction of any state or federal court in Cook County, Illinois for purposes of any action or proceeding relating to or arising out of this Agreement, and hereby waive any objection to venue in any such courts.

17.    Entire Agreement. Except as set forth in Section 12 above, this Agreement and the award agreements referenced in Section 2 contain the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, written or oral, and may only be amended by an agreement in writing signed by the parties hereto.
18.    Additional Documents. Each party hereto shall, from time to time, upon request of the other party, execute any additional documents which shall reasonably be required to effectuate the intent and purposes of this Agreement.
19.    Incorporation. The introductory recitals hereof are incorporated in this Agreement and are binding upon the parties hereto.
20.    Failure to Enforce. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by either party with respect to any breach of any provision hereunder by the other party shall not constitute a waiver of such party’s right to thereafter fully enforce each and every provision of this Agreement.
21.    Survival. Except as otherwise expressly provided herein, the obligations set forth in this Agreement, including Executive's obligations under Sections 5 - 11, shall survive the termination for any reason whatsoever, of Executive’s employment with the Company.
22.    Headings. All numbers and headings contained herein are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained herein.
23.    Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:
(a)    in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;
(b)    in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or
(c)    in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;
provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:
If to the Company:
CONTINENTAL CASUALTY COMPANY
333 S. Wabash
Chicago, IL 60604
Attn: Corporate Secretary

If to Executive:
D. Craig Mense
333 S. Wabash Avenue, 44th Floor
Chicago, Illinois 60604
or to such other address as either party shall furnish to the other party in writing in accordance with the provisions of this Section 23.
24.    Gender. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.
25.    Arbitration of All Disputes. Except as otherwise provided herein, any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this Section 25, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. The Company shall bear all costs of the arbitration. This Section 25 shall not be applicable with respect to any subject matter or controversy or relating to the provisions of Sections 5 through 11 of this Agreement.
26.    Tax Compliance. The parties intend that the Retention Bonus and the Severance will be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the Treasury regulations and other guidance issued by the Internal Revenue Service thereunder (herein, “Code Section 409A”). To the extent that any promise to pay compensation or benefits provided herein are deemed, however, to constitute a “deferral of compensation” subject to Code Section 409A, this Agreement shall be interpreted to comply with Code Section 409A. The parties will negotiate, in good faith, to amend this Agreement as necessary to comply with Code Section 409A in a manner that preserves the original intent of the parties to the extent reasonably possible.
(a)    Short-Term Deferral Exception. Neither the Retention Bonus described in Section 1 nor the Severance described in 2 shall be deemed to provide a “deferral of compensation” for purposes of Code Section 409A pursuant to Treasury regulation §1.409A-1(b)(4) to the extent Executive actually or constructively receives such compensation or benefits under this Agreement on or before the fifteenth (15th) day of the third (3rd) month following the end of Executive’s first tax year in which his right to payment is no longer subject to a substantial risk of forfeiture.
(b)    Separation Pay Due to Involuntary Separation from Service Exception. The Severance described in Section 2 shall not be deemed to provide a “deferral of compensation” for purposes of Code Section 409A pursuant to Treasury regulation §1.409A-1(b)(9)(iii) to the extent the compensation or benefits (or portion thereof) under this Agreement meets the requirements of (1) and (2) below:
(1)    the Severance does not exceed two (2) times the lesser of:

(A)
the sum of Executive’s annualized compensation based on his annual rate of pay for services provided to the Company for the tax year of Executive preceding the tax year in which his termination of employment occurred (adjusted for any increase during such year that was expected to continue indefinitely if Executive had not incurred a termination of employment, or

(B)	the Code Section 401(a)(17) limit for the year (increased for cost-of-living adjustments) in which Executive incurred a termination of employment.

(2)	the Severance must be paid no later than the last day of the second tax of Executive that immediately follows the tax year of Executive in which his termination of employment occurs.
The Company and Executive intend the exception described in Section 25(b) to apply to severance payments or benefits provided under this Agreement that are equal to or less than the severance pay limit described in Section 25(b)(1).
(c)    Separate Payments. Any installment payments or benefits that Executive receives under this Agreement shall be treated as “separate payments” for purposes of Code Section 409A.
(d)    Termination of Employment. For purposes of this Agreement, a “termination of employment” and similar terms shall be construed consistently with a “separation of service” as defined by Code Section 409A(a)(2)(i) and Treasury regulation §1.409A-1(h). Thus, Executive will be treated as having incurred a termination of employment with the Company only if Executive’s termination of employment or other change in employment status constitutes a “separation from service” within the meaning of Code Section 409A(a)(2)(i) and Treasury regulation §1.409A-1(h).
(e)    Six Month Delay Rule. If, as of the effective date of Executive’s termination of employment, Executive is a “specified employee,” as determined by the Company in accordance with Code Section 409A(a)(2)(B)(i) and the guidelines established pursuant to Treasury regulation §1.409A-1(i), any amount payable to Executive upon or by reason of a termination of employment that constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be subject to a six (6) month delay as required by Code Section 409A(a)(2)(B)(i); provided, however, that such six (6) month delay shall not be required with respect to any payment (or portion thereof) that the Company determines is not governed by Code Section 409A by reason of Section 25(a), Section 25(b) or any other exemption. If a payment of any amount is delayed by reason of this six (6) month delay, such amount or amounts shall be paid, without interest, on the Company’s first payroll date in the seventh (7th) month that starts after the effective date of Executive’s termination of employment (or, if earlier, within ninety (90) days after Executive’s death on a date determined by the Company in its sole discretion).
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CONTINENTAL CASUALTY COMPANY

By:    /s/ Thomas Pontarelli

Title:	EVP and Chief Administrative Officer

/s/ D. Craig Mense
D. Craig Mense